As filed with the Securities and Exchange Commission on March 12, 2007

Registration No. 333-123586

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTIVE POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	4911	74-2961657
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Clishem

Chief Executive Officer

Active Power, Inc.

2128 W. Braker Lane, BK12

Austin, Texas 78758

(512) 836-6464

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Matthew Lyons

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

(512) 320-9200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

On March 25, 2005, Active Power, Inc. (“Active Power”) filed a Registration Statement on Form S-3 (Registration No. 333-123586) (the “Registration Statement”), as amended on May 9, 2005 and August 23, 2006, with the Securities and Exchange Commission, registering up to 7,090,863 shares of Active Power’s common stock (the “Common Stock”) of which 5,454,510 shares of Common Stock were issued to certain selling stockholders in a private placement on February 4, 2005 and the additional 1,636,353 shares of Common Stock were to be issued to the selling stockholders only if and when they exercised their additional investment rights to acquire these shares within 180 days following the effective date of the Registration Statement. On August 23, 2006, Active Power filed Post-Effective Amendment No. 1 to the Registration Statement to deregister the 1,636,353 shares of Common Stock that were never issued pursuant to the Additional Investment Rights that were never exercised and thus expired pursuant to their terms.

The remaining 5,454,510 shares of Common Stock registered under the Registration Statement have either been sold by the selling stockholders pursuant to the Registration Statement or are no longer required to be registered because such shares are freely tradable pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the undertaking made by Active Power as required by Item 512(a)(3) of Regulation S-K, Active Power hereby amends the Registration Statement by deregistering all of such 5,454,510 shares remaining unsold as of the date hereof and files this Post-Effective Amendment No. 2 to remove all such unsold shares from registration and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-123586 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 12th day of March, 2007.

ACTIVE POWER, INC.

Dated: March 12, 2007	By:	/s/ James A. Clishem
James A. Clishem,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities set forth below on March 12, 2007.

Name		Title

/s/ James A. Clishem James A. Clishem		President, Chief Executive Officer and Director (principal executive officer)

/s/ John K. Penver John K. Penver		Vice President – Finance, Chief Financial Officer and Secretary (principal financial and accounting officer)

* Benjamin L. Scott		Chairman of the Board

* Ake Almgren		Director

* Richard E. Anderson		Director

* Rodney S. Bond		Director

* Brad Boston		Director

* Jan H. Lindelow		Director

* By:	/s/ John K. Penver John K. Penver	Attorney-in-Fact